Exhibit 10.6

UBIQUITI NETWORKS, INC./JOHN RITCHIE

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“the Agreement”) is entered in between John Ritchie, an individual (“Executive”), and Ubiquiti Networks, Inc., (“the Company”), effective May 10, 2010 (the “Effective Date”).

1.	Position.

Commencing May 10, 2010, Executive will be employed as the Company’s Chief Financial Officer. Executive and the Company may mutually agree to change Executive’s positions or titles, and may from time to time alter the duties, responsibilities or functions initially associated with the positions.

2.	Primary Duties.

Executive will perform such duties and functions as are generally associated with the position of Chief Financial Officer as well as such other specific duties and functions that are reasonably assigned to him from time to time by the Company’s Chief Executive Officer.

3.	Base Salary.

Beginning on the Effective Date, Executive will receive an annual base salary of $330,000, (the “Base Salary”) which will be paid in accordance with the Company’s regular payroll practices, and which will be subject to withholding required by law. Thereafter, Executive’s annual base salary will be reviewed at least annually to determine whether, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), Executive’s base salary should be changed.

4.	Annual Bonus.

Beginning on the fiscal year ending June 30, 2011, Executive will be eligible to receive an annual bonus with a target payout equal to 50% of his Base Salary (the “Target Bonus”), subject to achieving Company and individual performance goals established by the Compensation Committee. The award and payment of the executive bonus will be governed by the terms of the Company’s management bonus plan as approved by the Compensation Committee, who shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus. Executive shall also receive a pro-rated bonus for the period of service beginning on the Effective Date to the end of the fiscal year ending June 30, 2010, which will be paid with the bonus for fiscal year 2011. Such bonus shall be determined by the Compensation Committee and based on the performance of the Company and the Executive.

5.	Executive Benefits.

Executive will be eligible to participate in any employee benefit plans or programs, including but not limited to group medical benefits and 401(k) plan maintained or established by the Company to the same extent as other employees at Executive’s level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any person or committee administering such plan or program.

6.	Equity.

(a) Stock Options. Executive shall be granted a stock option (the “Option”) covering 25,059 shares of Company common stock, with a per share exercise price equal to 100% of the fair market value of the common stock on the grant date, and vesting as to 1/4th of the covered shares on the first anniversary of the Effective Date and as to 1/48th of the covered shares each month thereafter, so as to be 100% vested on the fourth anniversary of the Effective Date, subject to Executive’s continuing as a Service Provider, as such term is defined in the Company’s 2010 Equity Incentive Plan (the “Plan”), through each vesting date, and further subject to accelerated vesting as set forth in Section 9 below. The Option shall otherwise be subject to the terms and conditions of the Plan and the standard form of option agreement thereunder. The Option shall be an incentive stock option under Section 422 of the Internal Revenue Code to the extent permitted under the $100,000 rule of Code Section 422(d), and to the extent, if any, not so permitted shall be a nonstatutory stock option.

(b) Restricted Stock Award. Executive shall be granted restricted stock (the “Restricted Stock Award”) covering 50,118 shares vested as to 25% of the covered shares on each anniversary of the Effective Date, so as to be 100% vested on the fourth anniversary of the Effective Date, subject to Executive’s continuing as a Service Provider, as such term is defined in the Plan, through each vesting date, and further subject to accelerated vesting as set forth in Section 9 below. The Restricted Stock Award shall otherwise be subject to the terms and conditions of the Plan and the standard form of restricted stock purchase agreement thereunder.

7.	Other Obligations.

Executive will be subject to and agrees to adhere to all policies or procedures of the Company, as amended from time to time, applicable to Executive’s position or level within the Company. Executive’s employment agreement is conditioned upon Executive’s executing and faithful observance of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”), a copy of which is attached.

8.	At-Will Employment.

Executive’s employment with the Company is for no specified duration and is at-will. Either Executive or the Company may terminate Executive’s employment or the terms of his employment at any time and for any reason, with or without cause and with or without notice. The at-will nature of Executive’s employment with the Company may be altered only in writing expressly so stating signed by the Company’s Chief Executive Officer. However, as described in Section 9 of this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of the termination of Executive’s employment.

9.	Termination of Employment.

(a) Termination Prior to a Change of Control; Termination More than Twenty-Four Months After a Change of Control Without Cause.

(i) Termination Without Cause Prior to a Change of Control or More than Twenty-Four Months Following a Change of Control. If, before or more than twenty-four (24) months following a Change of Control (as defined in section 9(g)), the Company terminates Executive’s employment without Cause (as defined in section 9(d)), then, subject to Executive entering into and not revoking a Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”), the Executive shall be entitled to (A) continued payments for twelve (12) months of his then existing Base Salary, and (B) in addition to Executive’s stock options that were exercisable immediately prior to such termination, Executive’s Stock Option, Restricted Stock Award and any other outstanding equity compensation awards shall accelerate vesting and, with respect to stock options or stock appreciation rights, shall become immediately exercisable by the Executive or the Executive’s estate, as if the Executive had remained continuously employed for a period of twelve (12) months following such termination. Any stock options or stock appreciation rights shall remain exercisable for the period prescribed in the Executive’s stock option or stock appreciation right agreements.

(ii) If Executive’s employment is terminated with Cause or if Executive initiates the termination of his employment, Executive shall not be entitled to the severance benefits set forth above, although the Company may pay severance in its sole discretion.

(b) Termination On or Within Twenty-Four Months Following a Change of Control by the Company Without Cause or by the Executive for Good Reason. If within the twenty-four (24) month period on or following a Change of Control (as defined in section 9(g)), Executive’s employment with the Company is terminated by the Company Without Cause or is voluntarily terminated by Executive for Good Reason (as defined in section 9(f)) then, subject to Executive entering into and not revoking a Release, the Executive shall be entitled to the following: (A) a lump-sum cash payment equal to twelve (12) months of his then-existing Base Salary and Target Bonus, and (B) in addition to Executive’s stock options that were exercisable immediately prior to such termination, Executive’s Stock Option, Restricted Stock Award and any other outstanding equity compensation awards shall accelerate their vesting 100% so as to become fully vested, and, with respect to stock options or stock appreciation rights, fully exercisable. Any stock options or stock appreciation rights shall remain exercisable for the period prescribed in the Executive’s stock option or stock appreciation right agreements.

(c) Voluntary Terminations. If executive voluntarily terminates his employment with the Company, other than a voluntary termination for Good Reason (as defined in section 9(f)) on or within twenty-four months following a Change of Control, then Executive will (i) receive his Base Salary through the date of termination of employment and (ii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options or other equity compensation awards) from the Company except as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding taxes.

(d) Cause. For all purposes under this Agreement, a termination for “Cause” shall mean that the Executive’s employment is terminated for any of the following reasons: (i) the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct; (ii) the Executive’s willful failure to perform his duties to the Company, failure to follow Company policy as set forth in writing from time to time, or failure to follow the legal directives of the Company (other than failure to meet performance goals, objectives or measures), that, with respect to curable failures only, is not corrected within thirty (30) days following written notice thereof to the Executive by the Company’s Chief Executive Officer, such notice to state with specificity the nature of the failure; (iii) the Executive’s misappropriation of any material asset of the Company; (iv) the Executive conviction of, or a plea of “Guilty” or “No Contest” to a felony; (v) Executive’s use of alcohol or drugs so as to interfere with the performance of his duties; (vi) the Executive’s material breach of this Agreement or the Confidential Information Agreement that, with respect to curable failures only, is not corrected within thirty (30) days following written notice thereof to the Executive by the Company’s Chief Executive Officer, such notice to state with specificity the nature of the material breach; (vii) conduct which, in the Company’s determination, is a material violation of Executive’s fiduciary obligations to the Company; or (viii) intentional material damage to any property of the Company.

(e) Without Cause. For all purposes under this Agreement, a termination of the Employment by the Company “Without Cause” shall mean a termination by the Company in the absence of “Cause”, as defined above.

(f) Good Reason. For all purposes under this Agreement, “Good Reason” for the Executive’s resignation will exist if he resigned from his employment, unless otherwise agreed to in writing or by e-mail by the Executive, within 60 days after the occurrence of any of the following: (i) any reduction in his Base Salary or Target Bonus of 20% or more (other than temporary reductions applying to all senior executives of the Company); (ii) a change in his position with the Company or successor company that substantially reduces his duties and responsibilities as Chief Financial Officer; (iv) office relocation of more 50 miles further from the Executive’s primary residence; or (v) any other material breach by the Company of its obligations to the Executive under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by the Executive, such notice to state with specificity the nature of the material breach.

(g) Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that is not a stockholder of the Company as of the date hereof becomes the “beneficial owner” (as defined under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

10.	Non-Solicitation.

During the Executive’s Employment Term, Executive, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venture or otherwise, will not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company or products or services which the Company has under development or which are the subject of active planning. Executive is not prohibited from purchasing equities or derivatives in any publicly traded any company.

For a period of twelve (12) months following the date Executive ceases to be employed by the Company for any reason, Executive, directly or indirectly, will not: (i) solicit, induce, influence or encourage any person to leave employment with the Company or its resellers or distributors or (ii) solicit any of the Company’s customers or users who were customers or users at any time during Executive’s employment with Company or (iii) harass or disparage the Company or its employees, clients, directors or agents.

11.	Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this

Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(d) Receipt of the severance payments and benefits specified in Section 9 shall be contingent on Executive’s execution of the Release, the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A.

12.	Written Amendment or Modification; Waiver.

Except as provided in this paragraph, this Agreement may be altered, modified, or amended only by a writing signed by Executive and the Company’s Chief Executive Officer expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by the Company’s Chief Executive Officer. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time. Notwithstanding the foregoing, the Compensation Committee may modify this Agreement unilaterally without the Executive’s written consent in the event that, in the Compensation Committee’s sole discretion, a change in applicable laws, rules or regulations necessitate (including Code Section 409A) such modifications; however, no such modification may adversely affect any payment or benefit to the Executive under this Agreement unless the Company provides the Executive with a substitute payment or benefit that complies with the change in legal requirements and is the economic equivalent of the adversely affected payment or benefit.

13.	Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express written consent of the Company’s Chief Executive Officer, subject to the approval of the Compensation Committee.

14.	Term.

The term of this Agreement shall begin on the Effective Date and shall have a term of three (3) years and will automatically be renewed for one (1) year periods unless terminated by either party upon sixty (60) days written notice prior to the expiration of the Agreement and unless otherwise terminated in accordance with the terms thereof.

15.	Entire Agreement.

This Agreement, and the attached Confidential Information Agreement, sets forth the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

16.	Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to personal jurisdiction in the State and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

17.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE		UBIQUITI NETWORKS, INC

/s/ John Ritchie		By:	/s/ Robert Pera
John Ritchie

Dated:	4/27/2010	Dated:	4/28/2010

FINAL

UBIQUITI NETWORKS, INC. AT-WILL EMPLOYMENT,

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT,

AND ARBITRATION AGREEMENT

As a condition of my employment with Ubiquiti Networks, its subsidiaries, affiliates, successors or assigns (together, “Ubiquiti” or the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Ubiquiti Networks, Inc. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1.	At-Will Employment

I UNDERSTAND AND ACKNOWLEDGE THAT EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CEO OF UBIQUITI. ACCORDINGLY I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OUR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2.	Confidentiality

A. Definition of Confidential Information. “Company Confidential Information” means information that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company and during the Prior Engagement Period. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, produce plans, or other information regarding the Company’s products of services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the terms of my employment or during the Prior Engagement Period), software, source code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, together with any and all text, diagrams, charts, presentations, manuals, and other information that describe the foregoing, marketing, finances, and other business information: (i) disclosed to me by the Company, its affiliates or subsidiaries, or other third parties either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other property; or (ii) created by me during the Prior Engagement Period or in connection with my employment. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; or (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company. I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. During the Prior Engagement Period, I have held Confidential Information in the strictest confidence. I have not, and during and after the term of this Agreement I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO, or the Board of Directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the President CEO, and General Counsel of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, Ubiquiti retains all Confidential Information as the sole property of Ubiquiti. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 3.B shall continue after termination of my employment.

C. Former Employer Confidential Information. I agree that during my employment with the Company, I have not and will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity. I further agree that I have not and will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented in writing by such third party.

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during the Prior Engagement Period, during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.	Ownership

A. Assignment of Inventions. As between Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, information, documents notes, records, drawings, designs, inventions, improvements, developments, discoveries, know-how, show-how and trade secrets conceived, created, discovered, authored, invented, developed, incorporated or reduced to practice by me, solely or in collaboration with others, during the Prior Engagement Period or the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, trade marks, design rights, know-how, show-how mask work rights or other intellectual property rights (whether or not registrable or patentable) relating to the foregoing, except as provided in Section 4.G below (collectively, “Inventions”), are the sole and exclusive property of Ubiquiti. I also agree to promptly make full written disclosure to the Company of any Inventions. I hereby irrevocably assign fully to Ubiquiti all of my existing and future rights, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions. I also undertake not to disclose, use, or otherwise exploit any part of the Inventions except for the sole purpose of performing obligations under this Agreement or the performance of my employment.

B. Pre-Existing Materials. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company and which are subject to California Labor Code Section 2870 (attached hereto as Exhibit B), and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under Agreement. I will inform the Company in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of my employment with the Company, and I hereby grant the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I have not and will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned, in whole or in part, by me or any third party into any Invention without the Company’s prior written permission.

C. Moral Rights. Any assignment to Ubiquiti of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby irrevocably waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I will keep and maintain adequate, current, accurate, and authentic written records of all inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. I hereby assign such records and any and all intellectual property rights therein to the Company and as between Company and myself, the records are and will be available to and remain the sole property of Ubiquiti at all times.

E. Further Assurances. I agree to fully cooperate and will assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 4.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any applications for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Ubiquiti in Section 4.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A.

4.	Conflicting Obligations

A. Current Obligations. During the term of my employment with the Company and during the Prior Engagement Period, I have not and will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 5.A, I represent and warrant that I have no other agreements, relationships, commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.	Return of Company Materials

Upon separation from employment with the Company, on Company’s earlier request during my employment, or any time subsequent to my employment upon demand from the Company, I will cease to use or exploit and immediately deliver to Ubiquiti and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible and intangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 4.D. I also consent to an exit interview to confirm my compliance with this Article 6.

6.	Termination Certification

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep Ubiquiti advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

7.	Notification of New Employer

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8.	Solicitation of Employees

To the fullest extent permitted under applicable law, I agree during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this Article 9 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 3.

9.	Conflict of Interest Guidelines

I agree to diligently adhere to all policies of the Company, including the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit D hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10.	Representations

Without limiting my obligations under Section 4.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.	Audit

I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, voicemail, or documents that are used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer I may use. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

12.	Arbitration and Equitable Relief

A. Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT. DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS

UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER^ ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B. Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA.

C. Remedy. EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

D. Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I ACKNOWLEDGE AND AGREE THAT I HAVE RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN EXHIBIT B. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

13.	MISCELLANEOUS

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

B. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors and assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Ubiquiti may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Ubiquiti’s relevant assets, whether by merger, consolidation reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the President or CEO of the Company, and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Date: 10-25-2010	/s/ John Ritchie
Signature

John Ritchie
Name of Employee (typed or printed)

Witness:

/s/ Sean Deorsey
Signature

Sean Deorsey
Name (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☑	No inventions or improvements

          Additional Sheets Attached

Date: 10-25-2010	/s/ John Ritchie
Signature

John Ritchie
Name of Employee (typed or printed)

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

UBIQUITI NETWORKS, INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Ubiquiti Networks, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this paragraph shall affect my continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 3 (Confidentiality) thereof.

After leaving the Company’s employment, I will be employed by                      in the position of                     .

Date: __________________________________
Signature

Name of Employee (typed or printed)

Address for Notifications:

EXHIBIT D

UBIQUITI NETWORKS, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Ubiquiti Networks, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers, or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

UBIQUITI NETWORKS

Confidentiality Agreement

This Confidentiality Agreement (the “Agreement”) is entered into and is effective as of 10-25-2010 by and between Ubiquiti Networks, Inc., 91 E Tasman Dr., San Jose CA (“Ubiquiti Networks”) and John Ritchie (“Recipient”).

1.	Definition of Confidential Information.

Recipient aggress that information disclosed by Ubiquiti Networks to Recipient regarding technology and other information, including but not limited to information learned by Recipient from Ubiquiti Networks’ employees, agents or through inspection of Ubiquiti Networks’ property, that relates to Ubiquiti Networks’ products, designs, business plans, business opportunities, finances, research, development, know-how, personnel, or third-party confidential information disclosed to Recipient by Ubiquiti Networks, the terms and conditions of this Agreement, and the existence of the discussions between Recipient and Ubiquiti Networks will be considered and referred to collectively in this Agreement as “Confidential Information.” Confidential Information, however does not include information that: A) is now or subsequently becomes generally available to the public through no fault or breach on the part of Recipient; B) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Ubiquiti Networks; C) is independently developed by Recipient without the use of any Confidential Information; or D) Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

2.	Nondisclosure and Nonuse of Confidential Information

Recipient will not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees with a need to know and aggress to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. Recipient agrees to accept Confidential Information for the sole purpose of evaluation in connection with Recipient’s business discussions with Ubiquiti Networks. Recipient agrees not to use Confidential Information otherwise for its own or any third party’s benefit without the prior written approval of an authorized representative of Ubiquiti Networks in each instance.

3.	No License in Confidential Information

All Confidential Information remains the property of Ubiquiti Networks and no license or other rights in the Confidential Information is granted or implied hereby. Recipient will not file any copyright registrations, patent applications or similar registrations of ownership on the Confidential Information. In the event Recipient does so in violation of this Agreement, Recipient will assign to Ubiquiti Networks such registrations and applications. Subject to Recipient’s patents and copyrights, Ubiquiti Networks is free to sue and incorporate in Ubiquiti Networks products any ideas, suggestions, or recommendations provided by Recipient, without payment of royalties or other consideration to Recipient.

4.	No Warranty

All information is provided “AS IS,” and without any warranty, whether express or implied, as to its accuracy or completeness.

5.	Return of Documents

Within ten business days of receipt of Ubiquiti Networks’ written request, and at Ubiquiti Networks’ option, Recipient will either return to Ubiquiti Networks all tangible Confidential Information, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies thereof, or will provide Ubiquiti Networks with written certification that all such tangible Confidential Information has been destroyed.

6.	Equitable Relief

Recipient hereby acknowledges that unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury to Ubiquiti Networks that may be difficult to ascertain. Accordingly, Recipient agrees that Ubiquiti Networks will have the right to seek and obtain immediate injunctive relief to enforce obligations under this Agreement in addition to any other rights and remedies it may have.

7.	No Export

Recipient certifies that no Confidential Information, or any portion thereof, will be exported to any country in violation of the United States Export Administration Act and regulations thereunder.

8.	Entire Agreement and Governing Law

This Agreement constitutes the entire agreement with respect to the Confidential Information disclosed herein and supersedes all prior or contemporaneous oral or written agreements concerning such Confidential Information. This Agreement may not be amended except by the written agreement signed by authorized representatives of both parties. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of California concerning conflicts of law.

Ubiquiti Networks. Inc.	Recipient

Sean Deorsey, Controller	John Ritchie CFO
Printed Name and Title	Printed Name and Title

/s/ Sean Deorsey 10/25/2010	/s/ John Ritchie
By (Signature) Date	By (Signature) Date